Exhibit 10.1
BAKER HUGHES INCORPORATED
ANNUAL INCENTIVE COMPENSATION PLAN
(Amendment and Restatement
Adopted by the Board of
Directors on January 26, 2006)

Exhibit 10.1
BAKER HUGHES INCORPORATED
ANNUAL INCENTIVE COMPENSATION PLAN
(Amendment and Restatement
Adopted by the Board of
Directors on January 26, 2006 )
WITNESSETH:
     WHEREAS, effective October 1, 1994, Baker Hughes Incorporated (“Baker Hughes”) previously adopted the Baker Hughes Incorporated 1995 Employee Annual Incentive Compensation Plan (the “Plan”) for the benefit of certain employees of Baker Hughes and affiliates of Baker Hughes;
     WHEREAS, the Plan is a bonus program exempt from coverage under the Employee Retirement Income Security Act of 1974, as amended pursuant to Department of Labor regulation section 2510.3-2(c);
     WHEREAS, Baker Hughes desires to amend and restate the Plan on behalf of itself and on behalf of the other adopting entities; and
WHEREAS, Baker Hughes desires to change the name of the Plan;
     NOW THEREFORE, the name of the Plan is changed to the “Baker Hughes Incorporated Annual Incentive Compensation Plan” and the Plan is hereby amended and restated in its entirety as follows, effective as of January 1, 2005 except insofar as a later effective date is expressly specified.

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Table of Contents
(continued)
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Table of Contents
(continued)

Page
13.08 Stockholder Approval	22
13.09 Compliance With Section 409A	22
13.10 Governing Law	22
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BAKER HUGHES INCORPORATED
ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated
Effective January 1, 2005)
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.01 Definitions. The words and phrases defined in this Article shall have the meaning set out in the definition unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning.
     “Account(s)” means all ledger accounts pertaining to a Participant or former Participant which are maintained by the Plan Administrator to reflect the Employer’s obligation to the Participant or former Participant under the Plan. The Plan Administrator shall establish the following subaccounts and any additional subaccounts that the Plan Administrator considers necessary to reflect the entire interest of the Participant or former Participant under the Plan. Each of the subaccounts listed below and any additional subaccounts established by the Plan Administrator shall reflect credits and debits made to such subaccounts for earnings, distributions and forfeitures:
     (a) Banked Account – the Participant’s or former Participant’s banked Final Award for a given Performance Period.
     (b) Unbanked Account –the Participant’s or former Participant’s Final Award for a given Performance Period that is not banked pursuant to Article V.
     “Affiliate” means any entity which is a member of the same controlled group of corporations within the meaning of section 414(b) of the Code or which is a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), which is a member of an affiliated service group (within the meaning of section 414(m) of the Code) with Baker Hughes.
     “Applicable Interest Rate” means the 10-year U.S. Treasury rate plus 25 basis points (0.25%).
     “Award Opportunity” has the meaning specified in Section 3.01 of the Plan.
     “Baker Hughes” means Baker Hughes Incorporated, a Delaware corporation.
     “Baker Value Added” and “BVA” mean, with respect to a Performance Period, the amount calculated under the following formula:
[[(a) + (b) + (c)] x (1 – (d))] – (e)
where (a) is the Operating Profit Before Tax of the Company for the Performance Period, (b) is the net interest expense of the Company for the Performance Period, (c) is the goodwill and non-

compete amortization of the Company for the Performance Period, (d) is the Tax Rate for the Performance Period and (e) is the Capital Charge determined for the Company for the Performance Period. For this purpose, “Adjusted Net Capital Employed” means the Average Monthly Net Capital Employed for the Performance Period plus accumulated goodwill amortization plus the value of significant operating leases; “Average Monthly Net Capital Employed” means the sum of the capital employed by the Company during each month of the Performance Period to operate the business of the Company divided by 12; “Capital Charge” means Adjusted Net Capital Employed multiplied by the Cost of Capital; “Company” means Baker Hughes and all of its Affiliates in which Baker Hughes directly or indirectly has a capital investment, or one or more business units of Baker Hughes and its Affiliates, as specified in the written Award Opportunities; “Cost of Capital” means the weighted average after-tax cost of debt and cost of equity for the Company for the Performance Period; “Cost of Sales” means the cost of products sold and the cost of providing services, including personnel costs, repair and maintenance costs, freight/custom, depreciation, and other costs (e.g., commission and royalty) directly relating to the service provided; “Operating Expenses” means costs incurred in non-manufacturing areas to provide products and services to customers (e.g., finance and administrative support) during the Performance Period; “Operating Profit Before Tax” means the revenue of the Company for the Performance Period minus the Cost of Sales of the Company for the Performance Period minus the Operating Expenses of the Company for the Performance Period; and “Tax Rate” means the effective tax rate for the Company determined in a manner consistent with Baker Hughes tax policies and practices in effect on the date hereof.
     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     “Beneficiary” means the person or persons, or the trust or trusts created for the benefit of a natural person or persons or the Participant’s estate, designated by the Participant to receive the benefits payable under the Plan upon his death in accordance with the beneficiary designation procedures specified in Section 9.03.
     “Board” means the Board of Directors of Baker Hughes.
     “Cause” means (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to Baker Hughes or any of the Affiliates, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (A) no act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Employer and (B) in the event of a dispute concerning the application of this provision, no claim by the Employer that Cause exists shall be given effect unless the Employer establishes to the Committee by clear and convincing evidence that Cause exists. The Committee’s determination regarding the existence of Cause shall be conclusive and binding upon all parties.

     “Change in Control” means the occurrence of any of the following events:
          (a) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;
          (b) the consummation of a Merger of Baker Hughes or an Affiliate with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;
          (c) any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of Baker Hughes representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities;
          (d) a sale, transfer, lease or other disposition of all or substantially all of Baker Hughes’ Assets is consummated (an “Asset Sale”), unless:
(1) the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of Baker Hughes’ Voting Securities immediately prior to such Asset Sale; or
(2) the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or
          (e) The stockholders of Baker Hughes approve a plan of complete liquidation or dissolution of Baker Hughes.
     “CIC Committee” means (i) the individuals (not fewer than three in number) who, on the date six months before a Change in Control or a Potential Change in Control, constitute the Committee, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the CIC Committee shall not exceed six (6).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Committee” means the Compensation Committee of the Board.

     “Covered Employee” has the meaning ascribed to that term in Section 162(m).
     “Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee’s determination regarding the existence of Disability shall be conclusive and binding upon all parties.
     “Domestic Relations Order” has the meaning ascribed to that term in section 414(p) of the Code.
     “Employer” means Baker Hughes and any Affiliate that adopts the Plan pursuant to the provisions of Article XII.
     “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act.
     “Final Award” means the actual award earned for a Plan Year by a Participant as determined by the Committee.
     “Good Reason” for termination by the Participant of his employment means the occurrence (without the Participant’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of Section 10.04 (treating all references to “Change in Control” in paragraphs (a) through (f) below as references to a “Potential Change in Control”), of any one of the following acts by the Employer, or failures by the Employer to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the effective date of the Participant’s termination for Good Reason:
     (a) the assignment to the Participant of any duties or responsibilities which are substantially diminished as compared to the Participant’s duties and responsibilities immediately prior to the Change in Control;
     (b) a reduction by the Employer in the Participant’s annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with the Employer and all individuals having a similar level of authority and responsibility with any Person in control of the Employer;
     (c) the relocation of the Participant’s principal place of employment to a location outside of a 50-mile radius from the Participant’s principal place of employment immediately prior to the Change in Control or the Employer’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Employer’s business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to the Change in Control;
     (d) the failure by the Employer to pay to the Participant any portion of the Participant’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all individuals having a similar level of authority and responsibility with the Employer and all individuals having a similar level of authority and responsibility with any Person in control of the Employer, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Employer, within seven (7) days of the date such compensation is due;
     (e) the failure by the Employer to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control which is material to the Participant’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Employer to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Participant’s participation relative to other Baker Hughes Participants, as existed immediately prior to the Change in Control;
     (f) the failure by the Employer to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Employer’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Participant was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all individuals having a similar level of authority and responsibility with the Employer and all individuals having a similar level of authority and responsibility with any Person in control of the Employer), the taking of any other action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit or perquisite enjoyed by the Participant at the time of the Change in Control, or the failure by the Employer to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Employer in accordance with the Employer’s normal vacation policy in effect immediately prior to the time of the Change in Control; or
     (g) if the Participant is party to an individual employment, severance or other similar agreement with the Employer, any purported termination of the Participant’s employment which is not effected pursuant to the notice of termination or other procedures specified therein.
     The Participant shall have the right to terminate his employment for Good Reason even if he becomes incapacitated due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.

     For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Employer establishes to the Committee by clear and convincing evidence that Good Reason does not exist. The Committee’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties.
     “Incumbent Director” means –
          (a) a member of the Board on January 25, 2006 or
          (b) an individual-
     (1) who becomes a member of the Board after January 25, 2006;
     (2) whose appointment or election by the Board or nomination for election by Baker Hughes’ stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and
     (3) whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.
     “Initial Payment Date” has the meaning ascribed to that term in Section 7.01.
     “Involuntary Separation From Service” means a Participant’s Separation From Service as a result of the elimination of his job or a reduction in force.
     “Key Employee” means a key employee of Baker Hughes or an Affiliate who, in the opinion of the Chief Executive Officer of Baker Hughes, is in a position to significantly contribute to the growth and profitability of Baker Hughes and the Affiliates.
     “Merger” means a merger, consolidation or similar transaction.
     “OA Level” means the over achievement level of performance applicable to the Award.
     “Participant” means an individual who is or was a Key Employee who has been granted an Award Opportunity or who has unpaid Accounts.
     “Performance Goals” means one or more of the criteria described in Section 3.02 on which the performance goals applicable to an Award Opportunity are based.
     “Performance Period” means the 12-month period to which the Performance Goals apply. A Performance Period shall coincide with a Plan Year.
     “Person” shall have the meaning ascribed to the term in section 3(a)(9) of the Exchange Act and used in sections 13(d) and 14(d) thereof, including a “group” as defined in section 13(d) thereof, except that the term shall not include (a) Baker Hughes or any of the Affiliates, (b) a trustee or other fiduciary holding Baker Hughes securities under an employee benefit plan of Baker Hughes or any of the Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of Baker Hughes in substantially the same proportions as their ownership of stock of Baker Hughes.
     “Plan” means the Baker Hughes Incorporated Annual Incentive Compensation Plan, as amended from time to time.
     “Plan Administrator” means Baker Hughes, acting through its delegates. Such delegates shall include the Administrative Committee, the Investment Committee and any individual Plan Administrator appointed by the Board with respect to the employee benefit plans of Baker Hughes and its Affiliates, each of which shall have the duties and responsibilities assigned to it from time to time by the Board. As used in the Plan, the term “Plan Administrator” shall refer to the applicable delegate of Baker Hughes as determined pursuant to the actions of the Board.
     “Plan Year” means the twelve-consecutive month period commencing January 1 of each year.
     “Potential Change in Control” means the occurrence of any of the following events:
     (a) the Employer enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
     (b) the Employer or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
     (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of Baker Hughes representing 15 percent or more of either the then outstanding shares of common stock of Baker Hughes’ or the combined voting power of Baker Hughes’ then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from Baker Hughes or the Affiliates); or
     (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
     “Profit After Tax” means revenues minus cost of sales (the cost of products sold and the cost of providing services, including personnel costs, repair and maintenance costs, freight/custom, depreciation, and other costs (e.g., commission and royalty) directly relating to the service provided) minus operating expenses (costs incurred in non-manufacturing areas to provide products and services to customers (e.g., finance and administrative support)) minus income taxes.
     “Retirement” means a Participant’s voluntary Separation From Service when he has attained at least 55 years of age and has at least ten (10) years of service with Baker Hughes and the Affiliates. For this purpose, “year of service” means a year of service for vesting purposes under the Baker Hughes Incorporated Thrift Plan, whether or not the Participant is a participant in such plan.
     “Section 162(m)” means section 162(m) of the Code and the Department of Treasury rules and regulations issued thereunder.
     “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
     “Separation From Service” has the meaning ascribed to that term in Section 409A.
     “Specified Employee” means as of any date, a person who is a “specified employee” within the meaning of Section 409A.
     “Specified Owner” means any of the following:
     (a) Baker Hughes;
     (b) an Affiliate of Baker Hughes;
     (c) an employee benefit plan (or related trust) sponsored or maintained by Baker Hughes or any Affiliate of Baker Hughes;
     (d) a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of the acquisition of securities directly from Baker Hughes and/or its Affiliates; or
     (e) a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger.
     “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.
     1.02 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
     1.03 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II
PARTICIPATION
     2.01 Eligibility. Eligibility for participation in the Plan shall be limited to those Key Employees who, by the nature and scope of their position, contribute to the overall results or success of the Employers.
     2.02 Participation. Participation in the Plan shall be determined annually based upon the recommendation of the Chief Executive Officer of Baker Hughes and the approval of the Committee. Employees approved for participation shall be notified in writing of their selection, and of their Performance Goals and related Award Opportunities, as soon after approval as is practicable.
     2.03 Partial Plan Year Participation. The Committee may, upon recommendation of the Chief Executive Officer of Baker Hughes, allow an individual who becomes eligible after the beginning of a Plan Year to participate in the Plan for that year. In such case, the Participant’s Final Award normally shall be prorated based on the number of full months of participation. However, the Committee may, based upon the recommendation of the Chief Executive Officer of Baker Hughes, authorize an unreduced Final Award.
     2.04 Termination of Approval. The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, the individual concerned shall cease to be a Participant as of the date designated by the Committee and he shall be notified of such withdrawal as soon as practicable following such action. Further, such individual shall cease to have any right to a Final Award for the Plan Year in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal. Notwithstanding the foregoing, the Committee may not withdraw its approval for participation in the Plan during the pendency of a Potential Change in Control and for a period of six (6) months after the cessation thereof.
ARTICLE III
AWARD OPPORTUNITIES AND
PERFORMANCE GOALS
     3.01 Award Opportunities. The Committee shall establish, in writing, over achievement, expected value, and entry value incentive award levels (the “Award Opportunities”) for each Participant who is eligible to participate in the Plan for the Performance Period. The established Award Opportunities may vary in relation to the responsibility level of the Participant. Except in the case of a Covered Employee, if a Participant changes job levels or salary grades during the Plan Year, the Award Opportunities may be adjusted by the Committee, in its sole discretion, to reflect the amount of time at each job level and/or in each salary grade.
     3.02 Performance Goals. The Committee shall establish, in writing, Performance Goals for each Participant for a Plan Year. A Performance Goal may be based on one or more business criteria that apply to the Participant, one or more business units of Baker Hughes and the Affiliates, or Baker Hughes and the Affiliates as a whole, with reference to one or more of the following: earnings per share, total shareholder return, cash return on capitalization, increased revenue, revenue ratios, net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios, Profit After Tax and Baker Value Added. Performance Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). All items of gain, loss or expense for the Performance Period determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the acquisition or disposal of a segment of a business, or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), other applicable accounting rules, or consistent with Baker Hughes accounting policies and practices on the date the Committee establishes the Performance Goals may be included or excluded in calculating whether a Performance Goal has been achieved. In the case of a Participant other than a Participant who is or during the Performance Period may become a Covered Employee, nonfinancial objectives may also be included in a Participant’s Performance Goals but may not represent more than 20 percent of the Participant’s expected value Award Opportunity. No Participant who is a Covered Employee, or who the Committee expects may become a Covered Employee during the next three Plan Years, may have any portion of his Final Award based on nonfinancial, subjective Performance Goals.
     3.03 Time of Establishment of Award Opportunities and Performance Goals. Performance Goals and Award Opportunities for a Participant for a Plan Year must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.
     3.04 Adjustment of Performance Goals. The Committee shall have the right to adjust the Performance Goals (either up or down) during the Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and unduly influenced the ability to meet them. Notwithstanding the foregoing, no such adjustment shall be made with respect to an individual who is a Covered Employee to the extent the same is considered an upward discretionary increase in the amount of the Final Award for such individual (within the meaning of Section 162(m)).
     3.05 Individual Award Cap. Effective for Final Awards earned for Performance Periods commencing on and after January 1, 2006, the maximum annual Final Award any individual may receive under the Plan is $4,000,000.
ARTICLE IV
FINAL AWARD DETERMINATIONS
     4.01 Final Award Determinations. As soon as practicable after the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. The

Committee shall certify in writing the extent to which the Performance Goals established pursuant to Section 3.02 and any other material terms of an award were in fact satisfied.
     In determining the Final Award, the Committee, in its sole discretion, may increase or decrease calculated amounts to reflect factors regarding performance during the Plan Year which were not, in the sole opinion of the Committee, appropriately reflected in the Final Award calculation. Notwithstanding the foregoing, the Final Award to an individual who is a Covered Employee will not be subject to upward discretionary adjustment by the Committee. Downward discretionary adjustment for Covered Employees will be permitted.
     4.02 Separation From Service Due to Death, Disability, or Retirement. If a Participant incurs a Separation From Service by reason of death, Disability, or Retirement, the Final Award, determined in accordance with Section 4.01, shall be reduced so that it reflects only participation prior to the Separation From Service. This reduction shall be determined by multiplying the Final Award by a fraction, the numerator of which is the months of participation through the date of the Separation From Service rounded up to whole months, and the denominator of which is twelve (12).
     4.03 Employment Transfers. If a Participant transfers from one division to another division within Baker Hughes and the Affiliates, the Final Award for the Participant’s time at the Participant’s former division will be prorated for the number of whole months rounded to the nearest whole month of the Plan Year the Participant was at that division. The Final Award will be determined as soon as practicable after the end of the Plan Year and will be based on the financial results at the close of the Plan Year. The Final Award will be paid at the same time the other Final Awards for that division are paid. If a Participant is eligible for a Final Award in his new position, the Final Award will be based on the months left in the Plan Year, on his new base salary level and Award Opportunities, as determined by the Committee based upon the recommendation of the Chief Executive Officer of Baker Hughes.
     4.04 Disposition of Business. If the Participant’s Employer or division is disposed of during the Plan Year and such disposition does not qualify as a Change in Control, payment of the Participant’s Final Award shall be determined in accordance with the following alternatives:
     (a) If the acquirer offers employment to the Participant and assumes the obligations under the Plan, either directly or indirectly, and the Participant accepts such offer of employment, the Participant’s Final Award will not be forfeited but the Employer shall not be obligated to pay the Final Award and such obligation shall be that of the acquiring party in accordance with the Final Award parameters.
     (b) If the acquirer does not assume the obligations under the Plan, whether or not the Participant is offered and accepts employment, then the Participant’s Final Award will not be forfeited and the Participant will receive a prorated Final Award for the portion of the Plan Year that the Participant was employed by the Employer prior to the date of the consummation of the sale of the Employer or division, to be paid at the same time other Final Awards are paid under the Plan. The computation shall be made on the basis of the number of whole months rounded to the nearest whole month of the Plan Year that the Participant was in active service with the Employer.

     (c) If the acquirer offers employment to the Participant and assumes the obligations under the Plan, either directly or indirectly, and the Participant rejects such employment, the Participant shall forfeit his Final Award for the Performance Period then in progress pursuant to Section 4.05.
     4.05 Separation From Service for Other Reasons. Except as specified in Article X or Section 4.04, if a Participant incurs a Separation From Service for any reason other than Retirement, Disability or death, all of the Participant’s rights to any unpaid Final Award shall be forfeited.
ARTICLE V
BANKING OF AWARDS
     5.01 General Banking Procedures. Except as specified in Section 5.02, if Performance Goals applicable to a Final Award that are designated by the Committee as company Performance Goals are achieved at a level in excess of the OA Level, the amount of the Final Award that is attributable to exceeding the OA Level will be banked and paid at the times specified in Section 7.02. To the extent that a Final Award for a Performance Period is banked, it shall be credited to the Participant’s Banked Account for the Performance Period effective as of the Initial Payment Date.
     5.02 Exceptions. No portion of a Final Award will be banked pursuant to Section 5.01 if (a) the amount that would be banked is $2,000 or less, (b) the Participant incurs a Separation From Service and the Participant is described in clause (b) of Section 4.04, (c) a Change in Control occurs during the Performance Period, (c) applicable local laws prohibit banking of the Final Award or (d) written procedures adopted by the Committee prior to the Performance Period specify that the Final Award will not be banked.
ARTICLE VI
DEEMED INVESTMENT OF FUNDS
     Amounts deemed credited to a Participant’s Banked Account for a Performance Period shall be deemed to be credited with interest at the annual rate equal to the Applicable Interest Rate commencing as of the Initial Payment Date. For the period commencing on the Initial Payment Date and ending on the day before the first anniversary of the Initial Payment Date the Applicable Interest Rate will be based on the rate in effect as of the Initial Payment Date. For the period commencing on the first anniversary of the Initial Payment Date and ending on the second anniversary of the Initial Payment Date the Applicable Interest rate will be based on the rate in effect as of the first anniversary of the Initial Payment Date.
ARTICLE VII
PAYMENT OF BENEFITS
     7.01 Time of Payment of Unbanked Final Award. Except to the extent that a Final Award is banked pursuant to Article V, or except as specified in Article X, a Participant’s Final Award, to the extent not forfeited pursuant to Article VIII, shall be paid to him on March 15 following the Performance Period (the “Initial Payment Date”).

     7.02 Time of Payment of Banked Final Award. To the extent that a Participant’s Final Award is banked pursuant to this Article V, fifty percent (50%) of the amount then credited to the Participant’s Banked Account for the Performance Period, to the extent not forfeited pursuant to Article VIII, shall be distributed to the Participant on the first anniversary of the Initial Payment Date of the Final Award. The remaining portion of the amount credited to the Participant’s Banked Account for the Performance Period, to the extent not forfeited pursuant to Article VIII, shall be distributed to the Participant on the second anniversary of the Initial Payment Date. Notwithstanding the foregoing, (a) if a Participant incurs an Involuntary Separation From Service or if he incurs a Separation From Service due to Retirement, any amounts credited to his Banked Account(s) shall be paid to him on the earlier of (1) the date of the Participant’s Separation From Service if the Participant is not a Specified Employee or the date that is six months following his Separation From Service if the Participant is a Specified Employee, or (2) the date the amount would otherwise be paid under this Section 7.02; (b) if the Participant incurs a Disability, any amounts credited to his Banked Accounts will be paid to him on the date the date of the Participant’s Disability; or (c) if the Participant dies, any amounts credited to his Banked Accounts will be paid as specified in Section 9.02. Further, notwithstanding the foregoing, (a) upon the occurrence of a Change in Control all amounts that are credited to the Participant’s Banked Accounts that are not deferred compensation within the meaning of Section 409A shall be paid to the Participant; (b) upon the occurrence of a Change in control that constitutes a “Change in Control” within the meaning of Section 409A all amounts that are credited to the Participant’ Banked Accounts shall be paid to the Participant.
     7.03 Form of Payment of Benefits. All benefit payments shall be made in cash.
     7.04 Account Debits. Any benefit payments made to a Participant, or former Participant, or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s or former Participant’s Accounts.
     7.05 Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant or former Participant, if the Plan Administrator is unable, after reasonable efforts, to locate the Participant, the former Participant or the beneficiary to whom such benefit is payable, upon the Plan Administrator’s determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant, the former Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss) shall be restored to the Plan by the Employer and paid in accordance with the Plan.
     7.06 Statutory Benefits. If any benefit obligations are required to be paid under the Plan to a Participant or former Participant in conjunction with severance of employment under the laws of the country where the Participant or former Participant is employed or under federal, state or local law, the benefits paid to a Participant or former Participant pursuant to the provisions of the Plan will be deemed to be in satisfaction of any statutorily required benefit obligations.
     7.07 Payment to Alternate Payee Under Domestic Relations Order. Plan benefits that are awarded to an Alternate Payee in a Domestic Relations Order shall be paid to the Alternate Payee at the time and in the form directed in the Domestic Relations Order. The

Domestic Relations Order may provide for an immediate lump sum payment to an Alternate Payee. A Domestic Relations Order may not otherwise provide for a time or form of payment that is not permitted under the Plan. A Domestic Relations Order will be disregarded to the extent it awards an Alternate Payee benefits in excess of the applicable Participant’s or former Participant’s Account balance under the Plan.
ARTICLE VIII
FORFEITURE OF BENEFITS
     Except as specified in Section 4.04 or Article X, if a Participant incurs a Separation From Service for any reason other than Retirement, death, Disability or Involuntary Separation from Service before the time a payment to him is to be made under Article VII, he shall forfeit the payment and all amounts then deemed credited to his Accounts.
ARTICLE IX
DEATH
     9.01 Payment of Unbanked Amounts. In the event of a death of a Participant prior to the Initial Payment Date of a Final Award, the Participant’s Final Award will be paid to the Participant’s Beneficiary on the Initial Payment Date.
     9.02 Payment of Banked Amounts. Upon the death of a Participant any amounts deemed credited to the Participant’s Banked Accounts will be paid to his Beneficiary as soon as administratively practicable.
     9.03 Designation of Beneficiaries.
     (a) Each Participant or former Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Plan Administrator and filing same with the Plan Administrator. Any such designation may be changed at any time by execution of a new designation in accordance with this Section 9.03.
     (b) If no such designation is on file with the Plan Administrator at the time of the death of the Participant or former Participant or such designation is not effective for any reason as determined by the Plan Administrator, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:
     (i) If a Participant or former Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse;
     (ii) If a Participant or former Participant leaves no surviving spouse, his benefit shall be paid to such Participant’s or former Participant’s executor or administrator, or to his heirs at law if there is no administration of such Participant’s or former Participant’s estate.

ARTICLE X
CHANGE IN CONTROL
     10.01 General. The provisions of this Article X shall apply and supersede any contrary provisions of the Plan in the event of a Change in Control.
     10.02 CIC Committee. If a Change in Control or Potential Change in Control occurs, all references in the Plan to “Committee” shall at that point be deemed to be references to the CIC Committee.
     10.03 Change in Control During a Performance Period. Notwithstanding any provision of the Plan to the contrary, upon the occurrence of a Change in Control during a Performance Period, (i) Final Awards for the Performance Period shall be computed for each Participant pursuant to Section 4.01 (assuming for this purpose that the Performance Goals established pursuant to Section 3.02 herein have been achieved to the extent required to earn the expected value Award Opportunity), and (ii) the Employer shall pay to each Participant an amount equal to the Final Award so determined multiplied by a fraction, the numerator of which is the number of the Participant’s months of participation during the Performance Period through the date of Change of Control (rounded up to the nearest whole month), and the denominator of which is twelve (12).
     10.04 Termination of Employment Prior to Change in Control or Following Certain Changes in Control. Notwithstanding any provision of the Plan to the contrary, a Participant shall be entitled to receive the payment described in Section 10.03 for a Performance Period if (i) such Participant’s employment is terminated by Baker Hughes or an Affiliate during the Performance Period without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with Baker Hughes or an Affiliate the consummation of which would constitute a Change in Control, (ii) such Participant resigns during the Performance Period for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of the Person described in clause (i), or (iii) such Participant’s employment is terminated by Baker Hughes or an Affiliate during the Performance Period without Cause or by the Participant for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).
     10.05 Payment of Expected Value Awards and Tax-Gross Up for Delayed Payment. If a Participant is entitled to a Final Award payment pursuant to Section 10.03, the Employer shall pay the Participant such Final Award within five days following the date of the Change in Control. If a Participant is entitled to a Final Award payment pursuant to Section 10.04, the Employer shall pay the Participant such Final Award within five days following the date of the Participant’s termination of employment. If for any reason the Employer fails to timely pay a Participant the amounts due him pursuant to this Article X, the Employer shall pay the Participant additional compensation in such amount as is necessary to put the Participant in the same federal income tax position he would have been in had the payment not been subject to

Section 409A. Such additional compensation shall be paid to the Participant at the same time as the delinquent Final Award payment is paid to the Participant.
     10.06 Forfeiture Restrictions. Notwithstanding any other provision of the Plan, upon the occurrence of a Change in Control during a Performance Period or upon a Participant’s termination of employment during a Performance Period in a circumstance described in Section 10.04, the amount of the Participant’s Final Award for the Performance Period, calculated in accordance with Section 10.03, shall not be forfeited, and any amounts then credited to the Participant’s Accounts shall not be forfeited.
ARTICLE XI
ADMINISTRATION OF THE PLAN
     11.01 Resignation and Removal. The members of a Committee serving as Plan Administrator shall serve at the pleasure of the Board; they may be officers, directors, or employees or any other individuals. At any time during his term of office, any member of a Committee or any individual serving as Plan Administrator may resign by giving written notice to the Board, such resignation to become effective upon the appointment of a substitute or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during its term of office, and for any reason, any member of a Committee or any individual serving as Plan Administrator may be removed by the Board.
     11.02 Records and Procedures. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Participant, former Participant or the beneficiary of any Participant or former Participant such records as pertain to that individual’s interest in the Plan. If a Committee is performing duties as the Plan Administrator, the Committee shall designate the individual or individuals who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such individual or individuals shall bind the Plan Administrator.
     11.03 Self-Interest of Plan Administrator. Neither the members of a Committee nor any individual Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which any Committee member or individual Plan Administrator is so disqualified to act, the other members of the Committee shall decide the matter in which the Committee member or individual Plan Administrator is disqualified.
     11.04 Compensation and Bonding. Neither the members of a Committee nor any individual Plan Administrator shall receive compensation with respect to their services on the Committee or as Plan Administrator. To the extent permitted by applicable law, neither the members of a Committee nor any individual Plan Administrator shall furnish bond or security for the performance of their duties hereunder.
     11.05 Plan Administrator Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:
     (a) to make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Administrator;
     (b) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan;
     (c) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;
     (d) to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan Administrator may deem necessary or advisable for the proper and efficient administration of the Plan;
     (e) to determine in its discretion all questions relating to eligibility;
     (f) to determine whether and when a Participant has incurred a Separation From Service, and the reason for such termination; and
     (g) to make a determination in its discretion as to the right of any individual to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder.
     11.06 Reliance on Documents, Instruments, etc. The Plan Administrator may rely on any certificate statement or other representation made on behalf of the Employer or any Participant, which the Plan Administrator in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or Baker Hughes in connection with the operation and administration of the Plan.
     11.07 Claims Review Procedures; Claims Appeals Procedures.
     (a) Claims Review Procedures. When a benefit is due, the Participant, or the person entitled to benefits under the Plan, should submit a claim to the office designated by the Plan Administrator to receive claims. Under normal circumstances, the Plan Administrator will make a final decision as to a claim within 90 days after receipt of the claim. If the Plan Administrator notifies the claimant in writing during the initial 90-day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Plan Administrator must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:

     (1) the specific reason or reasons for the denial;
     (2) specific reference to the Plan provisions on which the denial is based; and
     (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.
If a decision is not given to the Participant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.
     (b) Claims Appeals Procedures. For purposes of this Section 11.07 the Participant or the person entitled to benefits under the Plan is referred to as the “claimant.” If a claimant’s claim made pursuant to Section 11.07(a) is denied and he wants a review, he must apply to the Plan Administrator in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. The Plan Administrator must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Plan Administrator can schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review.
     The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Plan Administrator must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Plan Administrator notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Plan Administrator must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.
     Within 60 days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan

Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than 60 days after the Plan’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
     11.08 Employer to Supply Information. The Employer shall supply full and timely information to the Plan Administrator, including, but not limited to, information relating to each Participant’s base salary, age, Retirement, death, or other cause of Separation From Service and such other pertinent facts as the Plan Administrator may require. When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Employer.
     11.09 Indemnity. To the extent permitted by applicable law, Baker Hughes shall indemnify and save harmless the Board, each member of the Committee, each delegate of the Committee or the Board and the Plan Administrator against any and all expenses, liabilities and claims (including legal fees incurred to investigate or defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by Baker Hughes or provided by Baker Hughes under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.
ARTICLE XII
ADOPTION OF PLAN BY AFFILIATES
     12.01 Adoption Procedure.
     (a) With the written approval of the Plan Administrator, any entity that is an Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan except those, if any, specifically described in the adoption instrument, and providing all information required by the Plan Administrator. The Plan Administrator and the adopting Affiliate may agree to incorporate specific provisions relating to the operation of the Plan that apply to the adopting Affiliate only and shall become, as to such adopting Affiliate and its employees, a part of the Plan.

     (b) The provisions of the Plan may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate, which consent shall be conclusively presumed to have been given by such Affiliate unless the Affiliate gives Baker Hughes written notice of its rejection of the amendment within 30 days after the adoption of the amendment.
     (c) The provisions of the Plan shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for Baker Hughes and its employees, except that the power to appoint or otherwise affect the Plan Administrator and the power to amend or terminate the Plan shall be exercised by Baker Hughes. The Plan Administrator shall act as the agent for each Affiliate that adopts the Plan for all purposes of administration thereof.
     (d) Any adopting Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Plan Administrator may, in its discretion, terminate an Affiliate’s participation in the Plan at any time.
     (e) The Plan will terminate with respect to any Affiliate that has adopted the Plan pursuant to this Section 12.01 if the Affiliate ceases to be an Affiliate or revokes its adoption of the Plan by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Plan terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Plan.
     (f) The Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.
     12.02 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall ever create a joint venture or partnership relation between it and any other Affiliate.
ARTICLE XIII
MISCELLANEOUS
     13.01 Plan Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any individual or to be consideration for the employment of any individual. Nothing herein contained shall be deemed to (a) give any individual the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any individual at any time, (c) give the Employer the right to require any individual to remain in the employ of the Employer, or (d) restrict any individual’s right to terminate his employment at any time.

     13.02 Funding. Plan benefits are a contractual obligation of the Employers which shall be paid out of the Employers’ general assets. The Plan is unfunded and Participants are merely unsecured creditors of the Employers with respect to their benefits under the Plan.
     13.03 Alienation of Interest Forbidden. The interest of a Participant, former Participant or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any individual to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings. The provisions of this Section 13.03 shall not apply to a Domestic Relations Order.
     13.04 Withholding. All credits to a Participant’s or former Participant’s Accounts and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.
     13.05 Amendment and Termination. The Board, may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan on behalf of any Employer; provided, however, that no amendment may be made that would impair the rights of a Participant or former Participant with respect to amounts already credited to his Accounts. The Board may terminate the Plan at any time. If the Plan is terminated, the amounts credited to a Participant’s or former Participant’s Account shall be paid to such Participant, or former Participant, or his designated beneficiary at the time(s) specified in Articles VII, IX and X, as applicable.
     13.06 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
     13.07 Arbitration. Any controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, the Employer’s employment of the Participant, or former Participant, and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated by either the Employer or the Participant, or former Participant, unless the claims review and appeals procedures specified in Section 11.07 have been exhausted. Within ten (10) business days of the initiation of an arbitration hereunder, the Employer and the Participant, or former Participant, will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the panel of AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Employer and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of Baker Hughes is located at the time of initiation of an arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 13.07 shall be construed to, in any way, limit the scope and effect of Article XI. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Plan Administrator under Article XI.
     13.08 Stockholder Approval. Notwithstanding any other provision of the Plan, no payments shall be made under the Plan with respect to Performance Periods commencing on or after January 1, 2006 unless, prior to the payments, the stockholders of Baker Hughes approve the material terms of the performance goals under which the compensation is to be paid (within the meaning of Section 162(m)).
     13.09 Compliance With Section 409A. To the extent applicable, the Plan shall be operated in compliance with Section 409A and the provisions of Section 409A shall override any provisions of the Plan to the extent that they are inconsistent with Section 409A.
     13.10 Governing Law. All provisions of the Plan shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

     IN WITNESS WHEREOF, Baker Hughes has caused this instrument to be executed by its duly authorized officer this 26th day of January, 2006, effective as of January 1, 2005, except insofar as a later effective date is expressly specified in this instrument.

BAKER HUGHES INCORPORATED

By:	/s/ GREG NAKANISHI

Title:	Greg Nakanishi, Vice President, Human Resources